Exhibit D

CODE OF ETHICS

SATURNA CAPITAL CORPORATION

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We have a fiduciary duty to our clients. They deserve our undivided loyalty and effort, and their interests come first. We must avoid even the appearance of impropriety. Our personnel must not take inappropriate advantage of their positions and the access to information that comes with their positions.

The Adviser and Fund encourage private investment activities, but such activities must be carried out within the letter and spirit of this Code. The Board of Directors of the Adviser and of each Fund adopted this Code of Ethics to assist in maintaining the highest standard of conduct. Any material change to this Code of Ethics must be approved by the Board of each Fund within six months of change. Questions should be brought to the attention of the Compliance Officer in advance of the execution of any trade.

By accepting employment with the Adviser or association with a Fund, you have agreed to be bound by this Code.

SECTION 1 - DEFINITIONS

(a) "Adviser" means Saturna Capital Corporation, including any of its subsidiaries.

(ii) "Fund" means any registered investment company adopting this Code of Ethics.
(iii) "Compliance Officer" means the person so designated by the Adviser to act in that capacity.
Adviser does not include any consultant or sub-advisor whose only role is to advise on general principles.

(b) "Access person" means any director, officer, or advisory person of the Adviser or Fund.

(c) "Advisory person" means:

( i ) any employee of the Adviser or Fund who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the clients of the Adviser or the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii) any natural person in a control relationship to any client of the Adviser or Fund who obtains information concerning recommendations made to the client concerning the purchase or sale of a security.

(d) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when that person seriously considers making such a recommendation.

(e) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an access person has or acquires.

(f) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. There is a presumption of control on the part of any person who owns beneficially 25% of the voting securities of the company.

(g) "Disinterested Trustee" means a trustee of a Fund who is not an "interested person" of the Fund. Only for purposes of this Code, it shall include a trustee of a Fund who, though an interested person of the Adviser by virtue being solely a consultant to a Fund, is not an employee, officer or director of the Adviser.

(h) "Interested person" of another person means, when used with respect to a Fund:

(i) any affiliated person of such company,
(ii) any member of the immediate family of any natural person who is an affiliated person of such company,
(iii) any interested person of any investment adviser or principal underwriter for such company,
(iv) any person or partner or employee of any person who at any time since the beginning of the last two fiscal years of such company has acted as legal counsel for such company,
(v) any broker or dealer registered under the Securities Exchange Act of 1934 or any affiliated person of such a broker or dealer, and

(vi) any natural person whom the Securities and Exchange Commission by order shall have determined to be an interested person by reason of having had, at any time since the beginning of the last two fiscal years of such company, a material business or professional relationship with such company or with the principal executive officer of such company or with any other Investment Company having the same Investment Adviser or principal underwriter or with the principal executive officer of such other Investment Company.

Provided, That no person shall be deemed to be an interested person of an Investment Company solely because of (a) his being a member of its Board of Trustees or advisory board or an owner of its securities, or (b) his membership in the immediate family of any person specified in clause (a) of this proviso.

For the purposes of this paragraph (h), "member of the immediate family" means any parent, spouse of a parent, child, spouse of a child, spouse, brother, or sister, and includes step and adoptive relationships.

(i) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

(j) "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or any interest or instrument commonly known as a "security" or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

"Security" does not include securities issued by the Government of the United States, including short term debt securities that are government securities within the meaning of the Investment Company Act of 1940, bankers' acceptances, bank certificates of deposit, commercial paper, other high quality short-term debt instruments, shares of registered open-end investment companies, and securities based upon a recognized market index [including derivatives (such as options or futures) based on a market index].

(k) "Security held or to be acquired" by a client means any security (including any option on a security and any security that is convertible into or exchangeable for) which, within the most recent fifteen (15) days:

( i ) is or has been held by such client, or

(ii) is being or has been considered by such client or the Adviser for purchase by such client.

SECTION 2 - EXEMPTED TRANSACTIONS

The prohibitions of Section 3 of this Code of Ethics shall not apply to:

(a) Securities not Eligible for Clients. Purchases or sales of securities that are not eligible for purchase or sale by any client.

(b) Non-volitional Transactions. Purchases or sales that are non-volitional by either the access person or any client (including transactions in fully discretionary portfolio management accounts managed by registered investment advisers and with respect to which such access person has no actual advance knowledge of a given trade).

(c) No Control. Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(d) Dividend Reinvestments. Purchases that are part of an automatic dividend reinvestment plan.

(e) Rights Offerings. Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

(f) Approved Transactions. Purchases or sales that receive the prior approval of the Compliance Officer on the basis that they do not present the types of conflicts of interest or potential harm intended to be covered by this Code of Ethics.

(g) Disinterested Trustees. Transactions by a Disinterested Trustee are subject to the provisions of Sections 3 and 4 only if the Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee, should have known that, during the five day period immediately preceding or after the date of the transaction by the Trustee, such security was purchased or sold by the Fund or was being considered for purchase by its Adviser.

(h) Insignificant Position.

(1) Purchases or sales that result in an open (long or short) security position (or options thereon) no larger than 1% of the average daily trading volume for the last month.

(2) Purchases or sales that result in an open security position no larger than 2,000 shares (or options thereon) for any stock in the Standard & Poor's 500 Index, or 500 shares (or options thereon) for any stock in the Standard & Poor's 400 Mid-Cap Index or Standard & Poor's 600 Small-Cap Index.

(i) Section 28(e) transactions. Transactions executed by Investors National for a Fund within the safe harbor of Section 28(e) of the 1934 Act will not be deemed to violate the Section 17(e) general prohibitions.

Any action, duty or responsibility delegated to the Compliance Officer under this Code of Ethics may, in his absence, and shall, with respect to actions involving the personal transactions of the Compliance Officer, be performed by any director of the Firm Adviser.

SECTION 3 - PROHIBITED PURCHASES AND SALES

(a) Pre-Clearance Required. No employee of the Adviser or any access person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect beneficial ownership without first obtaining the permission of the Compliance Officer, who shall make reasonable inquiry as to the trading or proposed trading or pending purchase or sale orders by clients of the Adviser in such security. The Adviser will maintain records of the approval of, and rationale supporting, the acquisition of investments in IPOs and Private Placements for at least five years after the end of the fiscal year in which the approval is granted.

(b) Conflicting Trades. No employee or access person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect beneficial ownership, if the person knows at the time of purchase or sale that the security

(1) is being considered, or within five days preceding the proposed transaction has been considered, for purchase or sale by any client; or
(2) is being purchased or sold by any client, or was purchased or sold by a client within the five days preceding the access person's transactions; or
(3) is designated by the Adviser as a "Recommended Security" for consideration of any client for purchase or sale.

However, an employee or access person may participate as part of a "bunch" order with clients simultaneously purchasing or selling a security. The Adviser must determine that, for each transaction, bundling is consistent with best execution and no client is favored.

(c) Blackout Period. No advisory person shall purchase or sell a security during a period of five days before and five days after the date on which an investment company or client for which he or she is portfolio manager or co-manager, engages in any purchase or sale in such security; provided, however, that in appropriate cases the Compliance Officer may waive such prohibition in his discretion if all client trades have been cleared or executed.

(d)(1) Initial Public Offerings. No access person or other employee may purchase, directly or indirectly, any security in which he has or because of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale, is the subject of an initial public offering.

(2) Private Placements; Exempt Transactions. No advisory person may purchase, directly or indirectly, any security in which he has or because of such transaction acquires, any direct or indirect beneficial ownership, if such transaction is not in the open market, or if such transaction is made pursuant to any exemption from the registration provisions of the federal securities laws unless such transaction has been approved in advance by the Compliance Officer.

(3) is designated by the Adviser as a "Recommended Security" for consideration of any client for purchase or sale.

Provided, that in determining whether to grant permission for such private placement, the Compliance Officer (or directors, as applicable) shall consider, among other things, whether such offering should be reserved for an investment company or other client of the Adviser, and whether such transaction is being offered to the person because of his or her position with the Adviser.

Provided further, that any such person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by clients of the Adviser, and that the decision to purchase or sell such security should be made by persons with no personal direct or indirect interest in the security.

(e) Principal Transactions. Neither the adviser nor any affiliate may effect a transaction as principal with a client.

SECTION 4 - PROHIBITED ACTIVITIES

(a) Gifts and Gratuities. No advisory person shall receive, solicit or accept any gift or other thing of more than $25 in value from any person or entity that transacts business with the Adviser, or with any client or investment company managed by the Adviser at the direction of such person.

(b) Directorships. No advisory person shall serve as director of any publicly traded company without first obtaining approval of the Compliance Officer. Any such approval shall be based on a determination by the Compliance Officer or directors that such board service will be consistent with the interests of the clients of the Adviser, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. At the direction of the Compliance Officer, in his sole discretion, such person may be required to resign from such directorship.

(c) Brokerage accounts.

(1) Employees and access persons desiring to trade securities for their own accounts are strongly encouraged, but not required, to open and maintain accounts with Investors National Corporation and to place all securities trades through Investors National. No employee or access person may open or maintain a securities trading account, of any type, in which he or she has any direct or indirect interest unless such account has been reported to and approved in advance by the Compliance Officer. Any person maintaining any such account shall instruct the broker with which such account is maintained to send copies of confirmations of all personal securities transactions and copies of periodic statements with respect to such account directly to the Compliance Officer.

(2) All access persons not maintaining a securities trading account with Investors National shall be responsible for maintaining on the NEPTUNE recordkeeping system of Investors National an accurate inventory of all securities held by such person that are required to be reported under this Code of Ethics. The name of the broker, dealer or bank with which any account is established, and the date the account is established, must be reported to the Compliance Officer.

(d) Disclosure. No access person may recommend or attempt to cause any securities transactions by a client or participate in any investment decision without disclosing his interest in the securities.

(e) Insider Trading.

(1) Employees obtaining material non-public information should refrain from disclosing that information to anyone. Additionally, employees should not trade in the securities to which the information relates.

(2) Employees who are aware of the misuse of material non-public information should report such to the Compliance Officer.

(f) Waivers. The Compliance Officer, in unusual circumstances and for good cause shown, may recommend to an ad hoc committee consisting of the Compliance Officer plus one other director of Saturna, the waiver of any of the prohibitions in Section 3 and Section 4 as to any particular set of circumstances, and such prohibition may be waived in such limited circumstances by such ad hoc committee. A copy of the minutes of their deliberations shall be maintained with the records regarding enforcement of this Code of Ethics.

SECTION 5 - REPORTING

(a) Trade Executions. Every access person and employee shall report to the Compliance Officer the information described in Section 5(c) of this Code of Ethics with respect to transactions in any security in which such person has, or because of such transaction acquires, any direct or indirect beneficial ownership in the security. All transactions must be recorded not later than 10 days after the end of the calendar quarter in which the transaction was effected.

(b) Required Information. Every report shall be made not later than ten (10) days after the end of the execution of the transaction, and shall contain the following information:

(1) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;
(2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(3) The price at which the transaction was effected; and,
(4) The name of the broker, dealer or bank with or through whom the transaction was effected.

(c) Review of reports.

(1)The Compliance Officer shall be responsible for a quarterly review, as prepared by the Adviser's NEPTUNE system, that compares the reported personal securities transactions of employees with completed portfolio transactions of clients to determine whether a violation of this Code of Ethics may have occurred. The Compliance Officer shall review initial and annual holdings reports. The Adviser will maintain the names of the persons reviewing these reports.

(2) At their first regular meeting in each calendar year, the Fund boards must be provided and review an annual report from the Adviser on compliance for the previous year. The Boards must receive a certification that the Fund and the Adviser "have adopted procedures reasonably necessary to prevent Access Persons from violating" their codes (a) before approving this Code of Ethics and (b) "not less frequently than annually" thereafter. The annual report to the Fund boards must describe any issues and material violations arising under this Code since the last report.

(d) Not considered admission. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(e) Political Contributions. Any employee making political contributions, in cash or services, must report each such contribution to the municipal principal, who will compile and report thereon as required under relevant regulations.

(f) Certification. Within ten days of employment, access persons are required to provide initial reports of their securities holdings. In conjunction with the Adviser's annual employee compliance meeting (normally held in August), and more frequently if instructed by the Compliance Officer, all Adviser personnel shall certify the accuracy of the inventory of their securities holdings on the NEPTUNE record-keeping system, and to their knowledge of and compliance with this Code of Ethics.

(g) Fund Disclosure. As provided under Rule 17j-1, Funds will disclose in their registration statements (1) that the Fund and its Adviser have adopted this Code of Ethics, (2) that this Code permits personal to invest in securities for their own accounts, and (3) that this Code is on public file, and available from, the SEC. This Code of Ethics will be filed as an exhibit to the Funds' registration statements.

SECTION 6 - SANCTIONS

Any violations discovered by or reported to the Compliance Officer shall be reviewed and investigated by him promptly, and reported by him to the Board of Directors. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the Compliance Officer. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the Compliance Officer, the Board of Directors of the Adviser may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

(a) letter of censure;
(b) suspension or termination of the employment;
(c) reversal of a securities trade at the violator's expense and risk, including disgorgement of any profit; and
(d) in serious cases, referral to law enforcement or regulatory authorities.